Exhibit 99.1

Rotech Healthcare:

Philip L. Carter

President & Chief Executive Officer

Barry E. Stewart

Chief Financial Officer

407-822-4600

FOR IMMEDIATE RELEASE

Rotech Healthcare Reports Full Year and Fourth Quarter 2005 Financial Results

ORLANDO, FLA. – February 23, 2006 - Rotech Healthcare Inc. (NASDAQ: ROHI) (the “Company”) today reported net revenues for the year ended December 31, 2005 were $533.2 million versus net revenues of $535.3 million for the year ended December 31, 2004. The Company reported net earnings of $5.5 million for the year ended December 31, 2005 as compared to $36.0 million for the year ended December 31, 2004. Fully diluted earnings per share were $0.20 for the year ended December 31, 2005 versus fully diluted earnings per share of $1.39 for the prior year.

For the fourth quarter ended December 31, 2005, net revenues were $139.9 million versus $139.7 million as restated for the same period ended December 31, 2004. The Company reported net earnings of $4.3 million for the fourth quarter ended December 31, 2005 as compared to net earnings of $8.9 million as restated for the comparable period last year. Fully diluted net earnings per share were $0.17 for the fourth quarter ended December 31, 2005 as compared to fully diluted net earnings per share of $0.34 as restated for the same period in December 31, 2004.

The financial results for the current year and quarter were negatively impacted by Medicare reimbursement reductions for respiratory medications and certain items of durable medical equipment effective January 1, 2005 and Medicare reimbursement reductions for the rental of oxygen equipment effective April 1, 2005.

Respiratory therapy equipment and services revenues represented 87.8% and 87.6% of total revenue for the year and quarter ended December 31, 2005, respectively, versus 86.6% and 85.6% for the year and quarter ended December 31, 2004, respectively. Durable medical equipment revenues represented 11.2% and 11.6% of total revenue for the year and quarter ended December 31, 2005, respectively, versus 12.4% and 13.4% for the same periods last year, respectively.

Consistent with a recent change in industry practice, the Company has modified their statements of operations for the years and fourth quarters of 2005 and 2004 to reflect a change in presentation of certain clinical expenses. Certain respiratory therapy and pharmacy expenses, which were previously classified as selling, general and administrative expenses, are now included in cost of revenues.

EBITDA was $106.2 million for the year ended December 31, 2005 as compared to $173.8 million for the year ended December 31, 2004. EBITDA was $30.1 million for the quarter ended December 31, 2005, versus $42.8 million as restated for the quarter ended December 31, 2004. The Company views earnings before interest, income taxes, depreciation and amortization (EBITDA) as a commonly used analytic indicator within the health care industry, which serves as a measure of leverage capacity and debt service ability. EBITDA should not be considered as a measure of financial performance under generally accepted accounting principles, and the items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA should not be considered in isolation or as an alternative to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of financial performance or liquidity. EBITDA is not determined in accordance with generally accepted accounting principles and thus susceptible to varying calculations, the benchmarks as presented may not be comparable to other similarly titled measures of other companies.

Set forth below is a reconciliation of Net Earnings to EBITDA.

	Three months ended December 31,		Year ended December 31,
(dollars in thousands)	2004	2005	2004	2005
	(as restated)
Net earnings	$8,939	$4,320	$36,010	$5,546
Income tax expense	8,878	2,753	27,564	3,613
Interest expense, net	7,814	7,721	33,696	31,503
Depreciation and amortization	17,176	15,277	76,553	65,532

EBITDA	$42,807	$30,071	$173,823	$106,194

Philip L. Carter, President and Chief Executive Officer, commented, “We are pleased to report a solid fourth quarter characterized by solid revenue and EPS growth. Patient counts for the quarter showed respectable increases in both the medicare and managed care parts of the business. During the quarter we recognized other income of approximately $1.5 million related to a legal settlement, and streamlined our field organization which resulted in a severance charge of approximately $1.0 million. Neither of these items are expected to reoccur in the first quarter of 2006.”

About Rotech Healthcare

Rotech Healthcare Inc. is a leading provider of home respiratory care and durable medical equipment and services to patients with breathing disorders such as chronic obstructive pulmonary diseases (COPD). The Company provides its equipment and services in 48 states through approximately 485 operating centers, located principally in non-urban markets. The Company’s local operating centers ensure that patients receive individualized care, while its nationwide coverage allows the Company to benefit from significant operating efficiencies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s current expectations, estimates and projections. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “projects,” “may,” “will,” “could,” “should,” “would,” variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to known, and unknown risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties, many of which are beyond the control of the Company, include but are not limited to, the risks, uncertainties and assumptions associated with: changes in reimbursement policies and other legislative initiatives aimed at reducing healthcare costs associated with Medicare and Medicaid, including, without limitation, the impact of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 and the uncertainties relating to inhalation drug reimbursement; the collectibility of the Company’s accounts receivable; healthcare reform and the effect of changes in federal and state healthcare regulations generally; compliance with various settlement agreements and corporate compliance programs established by the Company; compliance with confidentiality requirements with respect to patient information; and other factors as described in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis, judgment, beliefs, projections or expectations only as of the date hereof. The Company does not undertake any obligation to publicly release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Tables to Follow

Rotech Healthcare Inc.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2004	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$64,823	$14,222
Accounts receivable, net	64,959	75,475
Other accounts receivable	1,172	973
Inventories	8,726	9,206
Other current assets	17,705	28,498

Total current assets	157,385	128,374

Property and equipment, net	129,403	148,168
Intangible assets	16,610	20,583
Reorganization value in excess of value of identifiable assets - goodwill	692,154	692,154
Other goodwill	11,256	42,044
Other assets	12,551	11,302

	$1,019,359	$1,042,625

Liabilities and Stockholders’ Equity
Current liabilities:
Current and accrued liabilities	$65,915	$68,960
Current portion of long term debt	646	634

Total current liabilities	66,561	69,594

Deferred tax liabilities	50,326	64,278
Priority tax claim	5,707	4,442
Long term lease obligations, less current portion	293	660
Long term debt, less current portion	329,232	328,793

Series A convertible redeemable preferred stock, stated value $20 per share, 1,000,000 shares authorized, 249,196 shares issued and outstanding at December 31, 2004 and 2005	5,343	5,343
Stockholders’ equity:
Common stock, par value $.0001 per share 50,000,000 shares authorized, 25,323,745 shares issued and outstanding at December 31, 2004 and 25,417,270 at December 31, 2005	3	3
Additional paid-in capital	502,037	504,559
Retained earnings	59,857	64,953

Total stockholders’ equity	561,897	569,515

	$1,019,359	$1,042,625

Rotech Healthcare Inc.

Unaudited Condensed Consolidated Statements of Operations

(In thousands except share and per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2004	2005	2004	2005
	(as restated)
Net revenues	$139,682	$139,917	$535,329	$533,182

Gross profit	101,931	97,722	386,600	366,996
Costs and expenses:
Provision for doubtful accounts	8,625	4,843	19,614	17,858
Selling, general and administrative	69,985	79,563	272,105	310,285

Total costs and expenses	78,610	84,406	291,719	328,143

Operating income	23,321	13,316	94,881	38,853

Interest expense, net	7,814	7,721	33,696	31,503
Other income, net	(2,310)	(1,478)	(2,389)	(1,809)

Earnings before income taxes	17,817	7,073	63,574	9,159
Federal and state income tax expense	8,878	2,753	27,564	3,613

Net Earnings	8,939	4,320	36,010	5,546
Accrued dividends on redeemable preferred stock	112	112	450	450

Net earnings available for common stockholders	$8,827	$4,208	$35,560	$5,096

Net earnings per common share – basic	$0.35	$0.17	$1.41	$0.20

Net earnings per common share – diluted	$0.34	$0.17	$1.39	$0.20

Weighted average shares outstanding – basic	25,262,300	25,412,226	25,146,315	25,379,173

Weighted average shares outstanding – diluted	25,690,720	25,491,577	25,544,016	25,817,774

Rotech Healthcare Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

(Dollars in Thousands)

	Three Months Ended December 31, 2004 (as restated)	Three Months Ended December 31, 2005	Fiscal year Ended December 31, 2004	Fiscal year Ended December 31, 2005
Net earnings	$8,939	$4,320	$36,010	$5,546

Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Provision for doubtful accounts	8,625	4,843	19,614	17,858
Deferred income taxes	6,356	2,309	22,587	3,164
Depreciation and amortization	19,318	15,374	79,124	66,915
Other operating activities	128	(1,479)	1,512	(1,690)
Net change in operating assets and liabilities	(19,296)	(19,965)	(24,622)	(31,112)

Net cash provided by operating activities	24,070	5,402	134,225	60,681

Cash flows from investing activities:
Purchases of property and equipment	(16,310)	(18,138)	(54,003)	(78,768)
Business acquisitions	—	(9,560)	—	(30,777)

Net cash used in investing activities	(16,310)	(27,698)	(54,003)	(109,545)

Cash flows from financing activities:
Net proceeds from stock option exercises	2,767	116	5,506	1,535
Payments of dividends on preferred stock	—	(450)	—	(1,350)
Payments of other financing activities	(1,485)	(441)	(41,885)	(1,922)

Net cash provided by (used in) financing activities	1,282	(775)	(36,379)	(1,737)

Increase (decrease) in cash and cash equivalents	9,042	(23,071)	43,843	(50,601)

Cash and cash equivalents, beginning of period	55,781	37,293	20,980	64,823

Cash and cash equivalents, end of period	$64,823	$14,222	$64,823	$14,222